Exhibit 99.01

For Immediate Release**                               November 17, 1997

Contact:     W. Garth Sprecher                        John Grotland
             Vice President and Secretary             Manager - Media Relations
             D&E Communications                       Omnipoint
             717-738-8304                             201-257-2453

FIRST PCS SYSTEM LAUNCHES IN CENTRAL PENNSYLVANIA
One of First Rural Markets in U.S. with Unique Wireless
Communications Technology

        LANCASTER -- Central Pennsylvania history is being made this month as PCS ONE, a joint venture between D&E Communications and Omnipoint Corporation, launches the area's first and only Personal Communications Services (PCS). The system, which became available on November 17, is the next generation of wireless communications and uses the world's most advanced digital technology, called GSM (Global System for Mobile Communications). With the PCS ONE launch, Central Pennsylvania is one of the first rural markets in the United States to have access to this advanced technology.

        D&E Communications (NASDAQ: DECC) and Omnipoint (NASDAQ: OMPT) announced today that they have formed a joint venture to design, build, and market a PCS system in the Lancaster, Harrisburg, York-Hanover and Reading Basic Trading Areas (BTAs) using GSM equipment. The joint venture will market its services under the name PCS ONE.



        Omnipoint and D&E previously announced that they had entered into a nonbinding memorandum of understanding to form the joint venture; the definitive agreement has now been executed by the parties. "Since announcing our memorandum of understanding, we have worked closely with D&E to put together a PCS system in central Pennsylvania. We are now ready to get the system up and running," said Gary Cuccio, chief operating officer of Omnipoint Corporation.

        "PCS is paving the road to the wireless future by consolidating a myriad of communications capabilities into one little handset," explains Robert Quaranta, chief executive officer of PCS ONE. "It streamlines all your communications needs--whether they be telephone, paging, fax mail, weather information, stock quotes, and so on--and provides instant and easy access all in one unit without the frustrations and limitations of traditional cellular services. With our OnePhone we can, quite simply, put your whole world in your hands."

        The PCS ONE system is the only purely digital wireless service in the four local BTAs. Its digital GSM technology provides numerous benefits over analog and other wireless systems. The PCS ONE handset is capable of providing such enhanced capabilities as:

e-mail
fax mail


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(more)
call forwarding
built-in answering machine
built-in pager
caller ID
voice-activated dialing
total call privacy and fraud protection
Subscriber Identity Module (SIM) cards
longer battery life
sound clarity
news and information retrieval services
international roaming capabilities

        Convenience is the ultimate benefit of the PCS OnePhone(TM). There are no contracts or activation fees required. Customers may choose between prepaid calling plans that require no credit checks or traditional monthly billing plans. The handsets are simple and easy to use. PIN numbers are not required because of the improved fraud protection feature. Costs are competitive with, and often lower than, traditional cellular fees.



        GSM is the world leader in PCS technology and currently is used by more than 60 million people in more than 110 countries. Because of the partnership with Omnipoint, PCS ONE provides immediate access to a network that covers much of the Northeast Corridor, including New York City, Philadelphia, Allentown, Bethlehem, and Easton. Both Omnipoint and PCS ONE will continue to expand their coverage area in the coming months.

        Based in Ephrata, D&E is a full-service telecommunications company that, through its subsidiaries and affiliated companies, has served the local area since 1911. D&E Communications offers both local and long distance telephone and wireless services, Internet access, paging, voice mail, and data and video communications equipment.

        Its joint venture partner, Omnipoint, is a leader in providing personal communications services. Founded in 1987, Omnipoint currently provides wireless communications services in New York, Philadelphia, and other parts of Pennsylvania, and it intends to provide those services in additional areas. The company also develops technology and equipment for PCS and wireless local loop.

        PCS ONE has opened offices at 250 Granite Run Drive in Lancaster and at 3200 Market St. in Camp Hill. For more information about PCS ONE, call toll-free 1-888-USE-PCS1.